UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2022

Logan Ridge Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01022	90-0945675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue New York, New York		10022
(Address of Principal Executive Officers)		(Zip Code)

(212) 891-2880

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share 5.75% Convertible Notes due 2022 6.00% Notes due 2022	LRFC CPTAG CPTAL	NASDAQ Global Select Market NASDAQ Capital Market NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2022 (the “Effective Date”), Capitala Business Lending, LLC (the “Borrower”), a direct, wholly owned, consolidated subsidiary of Logan Ridge Finance Corporation (the “Company”), amended its existing senior secured revolving credit agreement (the “Amended KeyBank Credit Facility”), with Mount Logan Management, LLC (the “Investment Adviser”), as collateral manager, the lenders from time to time parties thereto (each a “Lender”), KeyBank National Association, as administrative agent, and U.S. Bank National Association, as custodian.

Under the Amended KeyBank Credit Facility, the Lenders have agreed to increase the credit available to the Borrower in an aggregate principal amount of up to $75.0 million as of the Effective Date, with an uncommitted accordion feature that allows the Company to borrow up to an additional $125.0 million. The Amended KeyBank Credit Facility matures on May 10, 2027, unless there is an earlier termination or event of default.

Borrowings under the Amended KeyBank Credit Facility will bear interest at 1M Term SOFR plus 2.90% during the 3-year revolving period and 3.25% thereafter, with 0.40% 1M Term SOFR floor.

The Amended KeyBank Credit Facility is secured by all of the Borrower’s assets. Both the Borrower and the Investment Adviser have made customary representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities.

The description above is only a summary of the material provisions of the Amended KeyBank Credit Facility and is qualified in its entirety by reference to the copy of the Form of Revolving Credit and Security Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.02.	Result of Operations and Financial Condition.

On May 12, 2022, the Company issued a press release announcing its financial results for the fiscal quarter ended March 30, 2022. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2022, the board of directors (the “Board”) of the Company unanimously voted to appoint Jennifer Kwon Chou as a Class II director of the Company, to hold office until her successor is elected and qualified, effective immediately.

Ms. Chou accepted the appointment.

Ms. Chou is Managing Director and Chief Strategy Officer of The Gores Group (“Gores”). Ms. Chou has 20 years of strategy and finance experience and currently oversees firm strategy and the development of new products and partnerships for Gores. She also has management responsibilities over the firm’s origination, capital raising, external communications, and corporate development functions. Since joining Gores in 2010, Ms. Chou has been responsible for raising capital across Gores’ funds. Prior to joining Gores, Ms. Chou was a Director at Sterling Partners, a private equity firm based in Chicago. Prior to Sterling, she worked in capital markets at Lehman Brothers in New York. She began her career at Public Financial Management and the Vanguard Group. Ms. Chou is a graduate of the

University of Pennsylvania and also received an M.B.A. from Northwestern University’s Kellogg School of Management where she was a Robert Toigo Fellow.

Ms. Chou was not appointed pursuant to any arrangement or understanding between her and any other persons pursuant to which she was selected as a director. As of the date of this report, Ms. Chou is not a party to and does not participate in any material plan, contract or arrangement (whether or not written) involving the Company. Further, Ms. Chou and the Company have not been involved in any transaction of the type described in Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Form of Revolving Credit and Security Agreement, dated as of May 10, 2022, among Capitala Business Lending, LLC, as the borrower, Mount Logan Management, LLC, as the collateral manager, the lenders from to time to time parties thereto, KeyBank National Association, as the administrative agent, and U.S. Bank National Association, as the custodian

99.1	Press Release, dated May 12, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2022	By:	/s/ Jason Roos
	Name:	Jason Roos
	Title:	Chief Financial Officer